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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

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Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 METASOLV, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required.

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  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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   previously. Identify the previous filing by registration statement number,
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                                    [LOGO]

                                METASOLV, INC.
                             5560 Tennyson Parkway
                              Plano, Texas 75024

                                 May 11, 2001


TO THE STOCKHOLDERS OF METASOLV, INC.

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of MetaSolv, Inc. (the "Company"), which will be held at the Company's headquarters located at 5560 Tennyson Parkway, Plano, Texas 75024, on Tuesday, May 22, 2001, at 10:00 a.m.

     At this year's meeting, in addition to proposal 1, which pertains to the election of two directors to the Board to serve a three-year term, stockholders are being asked to approve certain changes relating to our recently adopted holding company structure. The purpose of these amendments is to improve the Company's ability to act quickly and nimbly in response to market and strategic opportunities. At present, many actions at the subsidiary level that your company's Board and management believe are beneficial to the Company and its stockholders cannot be implemented without first going through the costly and time-consuming process of obtaining the approval of the holding company's stockholders. These expenses and delays unnecessarily burden our ability to compete effectively in our competitive and dynamic market environment. If approved, proposal 2 would eliminate the need for holding company stockholder approval of actions at the subsidiary level, but not eliminate stockholder approval for actions at the holding company level. It will allow your company to administer its holding company structure like many other public companies with holding company structures. Proposal 3, if approved, would lower the vote requirement for certain amendments to our Certificate of Incorporation that your Board and management believe are beneficial to the Company and its stockholders from a supermajority of 75%, down to the more conventional simple majority of shares. The existing supermajority approval requirement increases the time, expense and burden of amending the Certificate of Incorporation since obtaining supermajority approval is significantly more difficult than approval by a simple majority. Removing this supermajority requirement would put us on equal footing with many public companies, including our competitors.

     These amendments, and the related proxy proposals, are fully described in our proxy statement, and we encourage you to carefully review this information. Your Board of Directors recommends you vote FOR these proposals.

     It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope. You may revoke or change your proxy at any time prior to the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's headquarters, located at the above address, before the beginning of the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                               Sincerely,

                               /s/ James P. Janicki

                               James P. Janicki
                               Chief Executive Officer and Director